Exhibit 99.1

STAAR Surgical Announces Appointment of Deborah Andrews as Chief Financial Officer

Forms Capital Stewardship Committee of the Board of Directors

LAKE FOREST, CA – June 25, 2025 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today announced that Deborah Andrews has been appointed Chief Financial Officer, effective June 25, 2025. Ms. Andrews has served as Interim CFO since March 2025, and she previously served as STAAR’s CFO from 2007-2013 and 2017-2020.

“Deborah has blended seamlessly with the leadership team, and we quickly realized that her deep knowledge of STAAR and her skills, abilities, and approach made her the perfect choice to be STAAR’s next CFO,” said the Company’s CEO and Board member, Stephen Farrell. “In the last few months, Deborah has already driven greater financial and operating rigor across the organization, and, as a result, we are on track to achieve our targeted $225 million annual SG&A run rate ahead of schedule. I look forward to working with Deborah, and I know she will serve the Company well as CFO.”

“I am honored to once again step into the role of CFO,” said Ms. Andrews. “STAAR is a great company with great people and great technology. I am excited to work with Steve and the leadership team to drive sustainable growth while we continue to improve our cost structure to increase shareholder value.”

Separately, STAAR announced the formation of a new committee of its Board of Directors, the Capital Stewardship Committee, which will be chaired by Board member Lilian Y. Zhou. The Board determined to establish this new committee to help guide the Company’s financial strategies, including the responsible allocation, management and oversight of capital. Ms. Zhou brings extensive experience in institutional investing and investment banking to chair this new committee. “Capital allocation is a key focus for STAAR given our growth prospects, strong cash flow generation, and opportunities to drive long-term value from our propriety Collamer® material,” said Ms. Zhou. “STAAR is dedicated to enhancing long-term shareholder returns, and I am excited to work with Steve and Deborah to drive STAAR’s financial strategies and help build trust and credibility with investors.”

In connection with the appointment of Ms. Andrews as CFO, the establishment of the Capital Stewardship Committee, and the Company’s broader effort to reduce costs, the Company restructured its investor relations function. As a result, Brian Moore, Vice President, Investor Relations and Corporate Development, will be leaving STAAR, effective June 27, 2025.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: the ability to achieve and anticipated success of efforts to improve the Company’s cost structure, reduce the annual SG&A run rate, drive sustainable growth, allocate capital, generate cash flows, drive value from Collamer, and increase shareholder value. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to continue our growth and profitability trajectory; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Investors
Niko Liu, CFA
United States: 626-303-7902 ext 3023
Hong Kong: +852-6092-5076
nliu@staar.com
investorrelations@staar.com